Exhibit 99.2

INTEGRATED DEVICE TECHNOLOGY TO PURCHASE SIGMATEL’S PC AUDIO PRODUCT LINE

AUSTIN, Texas (July 25, 2006) – SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors announced today that it signed a definitive agreement with Integrated Device Technology (IDT) (NASDAQ:IDTI) to sell its PC Audio product line to IDT for approximately $80 million consisting of $72.0 million in cash, plus an estimated $5.0 million in accounts receivable, retained by SigmaTel, and an estimated $3.0 million in accounts payable, assumed by IDT.

The PC Audio product line constituted approximately 6.5% of SigmaTel’s consolidated 2005 revenue, and 20.1% and 20.0% of SigmaTel’s consolidated revenue for the first and second quarter of 2006, respectively.

Pursuant to the transaction, approximately 60 employees and associated contractors will be transitioned to IDT, which acquired the products, projects, intellectual property and general know-how related to the PC Audio product line. Pursuant to the transaction, SigmaTel will also license, non-exclusively, other owned intellectual property to IDT for the company to continue to operate the PC Audio business going forward. The closing, which is expected to occur during SigmaTel’s current fiscal quarter, which ends September 30, 2006, remains subject to customary closing conditions.

“I would like to thank the employees of SigmaTel’s PC Audio product line; their PC Audio expertise is invaluable to the transaction with IDT and it has provided a solid foundation from which our ongoing consumer audio codecs can grow,” said Ron Edgerton, chief executive officer and president of SigmaTel. “We intend to use the cash received from the transaction to invest in our core businesses and expand our consumer electronics offerings.”

Merrill Lynch advised SigmaTel on the sale of the PC Audio product line, and DLA Piper Rudnick Gray Cary provided legal advice.

SigmaTel will discuss additional specifics about this transaction in its previously scheduled conference call to be held today, July 25, 2006, beginning at 3:30 P.M. Central Time. This call will be simulcast over the Internet at www.streetevents.com and http://ir.sigmatel.com. Replays of this call will be available after the call at the websites listed above or by calling 888-203-1112 (U.S.) or 1-719-457-0820 (international) and entering passcode number 4581347. These replays will be available through August 25, 2006.

For more information on SigmaTel, please visit www.sigmatel.com.

About IDT:

IDT is a world leader in developing and delivering vital semiconductor solutions that enable customers to accelerate innovation. IDT solutions help customers solve complex system design challenges associated with the evolving requirements of communications, computing and consumer applications. By leveraging its system knowledge and extensive blend of technologies, IDT is able to deliver essential solutions, including timing products, network search engines, flow-control management ICs and products for standards-based serial switching. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006, and the Form 10-Q filed on May 10, 2006.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

###

2